Exhibit 10.1

Epoch Biosciences, Inc.

21720 23rd Drive S.E., Suite 150

Bothell, Washington

September         , 2004

Dear Optionholders:

In accordance with the terms of Epoch Biosciences, Inc.’s (the “Corporation”) Incentive Stock Option Plan, Nonqualified Stock Option and Restricted Stock Purchase Plan – 1991 (the “1991 Plan”) and the Company’s Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan – 1993 (the “1993 Plan”) (collectively, the Plans), the Compensation Committee, as the administrator of the various plans, has resolved to extend the option exercise period for optionees whose services are terminated, under certain circumstances, following the closing of the proposed merger with Nanogen, Inc. (“Nanogen”).

If any director or employee is terminated without Cause (as defined below) within six months of the closing of the Merger, such director’s or employees’s Company options that are vested, or become vested, at the time of such termination shall remain exercisable until the earlier of (i) a period of twelve months following such termination, (ii) the expiration of the option term or (iii) a merger or acquisition of Nanogen, in which the director’s or employee’s option is not assumed or otherwise continued in effect.

For purposes of this amendment, the term “Cause” shall mean the commission of any act of fraud, embezzlement or dishonesty by the optionee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any parent or subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any parent or subsidiary) in a material manner.

The foregoing amendment shall only be effective if the proposed merger with Nanogen is consummated, and, with respect to options that have been designated as incentive stock options, if the optionee consents in writing by signing the acknowledgment section below, agreeing to the amendment of the option and its impact on the incentive stock option status of the option.

Except as specifically amended hereby, all of the terms and conditions of the Plans, and the Stock Option Agreements thereunder, shall remain in full force and effect.

Sincerely,

EPOCH BIOSCIENCES, INC.

William G. Gerber, M.D.

Chief Executive Officer

Acknowledgment

I hereby consent to the amendment of my incentive stock option(s). I hereby acknowledge and agree that the foregoing amendment may cause the loss of incentive stock option treatment for some or all of the shares subject to my incentive stock option(s). To the extent incentive stock option treatment for the option shares is lost, then I will have taxable income at the time of exercise equal to the difference between the fair market value of those purchased shares and the exercise price paid for such shares, and I hereby agree to satisfy all applicable withholding taxes at the time of exercise with respect to such income.

September , 2004	By:

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